Exhibit 10.6
SYSCO CORPORATION
2007 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
     Sysco Corporation (the “Company” or “Sysco”) hereby grants to Robert C. Kreidler (the “Grantee”) 5,000 Restricted Stock Units representing the right to receive on a one-for-one basis, shares of Stock of the Company, pursuant to and subject to the provisions of the Sysco Corporation 2007 Stock Incentive Plan, as amended from time to time (the “Plan”), and to the Terms and Conditions of Award (the “Terms and Conditions”) set forth on Exhibit A to this Restricted Stock Unit Award Agreement (this “Agreement”) both of which are incorporated herein by this reference. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.
     The Restricted Stock Units subject to this Agreement shall vest (and become non-forfeitable) according to the following schedule, subject to any acceleration provisions contained in the Plan or otherwise set forth in this Agreement (each date on which Restricted Stock Units vest pursuant to the following schedule, a “Vesting Date”):

Restricted Stock Units	Vesting Date
1,667	October 5, 2010
1,667	October 5, 2011
1,666	October 5, 2012
By accepting this Award, Grantee accepts and agrees to be bound by all of the terms and conditions of the Plan, this Agreement, including the Terms and Conditions, attached hereto as Exhibit A, all of which are made a part of this document. Grantee further acknowledges receipt of the Plan and the Plan Prospectus dated November 9, 2007, which contains important information, including a discussion of the federal income tax consequences of a grant of Restricted Stock Units, and Sysco’s 2009 Annual Report to Shareholders. In the event of any conflict between the terms of this Agreement and the Plan, the Plan will control.
Grant Date: October 5, 2009.

SYSCO CORPORATION	GRANTEE

William J. DeLaney	Print Name: Robert C. Kreidler
Chief Executive Officer	Social Security Number:

Your Residential Address:

Date:

Date:

TERMS AND CONDITIONS OF AWARD
     Please carefully review all provisions of the Plan. In addition to the conditions set forth in the Plan, your Award is subject to the following terms and conditions:
     1. Grant. The Company hereby grants to the Grantee an Award of Restricted Stock Units effective as of the Grant Date, subject to all of the terms and conditions in this Agreement and the Plan, which is incorporated herein by this reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.
     2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive one (1) share of Stock on the date it vests (or at such later time as indicated in this Agreement). Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 of this Agreement, Grantee will have no right to payment of shares of Stock with respect to any such Restricted Stock Units. Prior to actual payment of any shares of Stock with respect to any vested Restricted Stock Units, such Restricted Stock Units will represent an unfunded, unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
     3. Vesting. Subject to Section 4, the Restricted Stock Units awarded pursuant to this Agreement will vest in the Grantee according to the vesting schedule set forth on the first page of this Agreement, subject to the Participant’s continued service with the Company or one of its Subsidiaries or Affiliated Companies through each applicable Vesting Date. Notwithstanding the foregoing, all Restricted Stock Units subject to this Award shall vest, irrespective of the limitations set forth above, provided that the Grantee has been in continuous service with the Company or one of its Subsidiaries or Affiliated Companies since the Grant Date, upon the occurrence of (i) a Change in Control of the Company; (ii) the Grantee’s Disability; (iii) the Grantee’s termination of employment by reason of death; or (iv) the Grantee’s termination of employment by reason of retirement in good standing with the Company. For purposes of this Agreement, “Disability” means that the Grantee has been determined by the Social Security Administration to be totally disabled.
     4. Forfeiture of Award upon Termination of Employment. If the Grantee’s employment with the Company or one of its Subsidiaries or Affiliated Companies is voluntarily or involuntarily terminated for any reason prior to the satisfaction of the vesting conditions set forth in Section 3 above, the then unvested Restricted Stock Units (after taking into account any accelerated vesting that may occur as a result of such termination) awarded by this Award Agreement, will be forfeited and cancelled at no cost to the Company as of the date of Grantee’s termination of employment and the Grantee will have no further rights hereunder.
     5. Payment after Vesting. Except as otherwise provided in this Section 5 and subject to Section 7, any Restricted Stock Units that vest in accordance with Section 3 shall be paid to the Grantee (or in the event of the Grantee’s death, to Grantee’s estate), in whole shares of Stock within thirty (30) days after the date on which such Restricted Stock Units vest, but in no event later than the date that is two and one-half months following the later of (i) the end of the Company’s taxable year; or (ii) the end of the Grantee’s taxable year that includes the vesting date. Notwithstanding anything in the Plan or this Agreement to the contrary payment to the Grantee of Stock upon the vesting of a Restricted Stock Unit shall be delayed, to the extent required by Section 409A of the Code, as follows:
          (a) Accelerated Vesting Upon Termination of Employment. If the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units subject to this Award is accelerated in connection with the Grantee’s termination of employment from the Company or any Subsidiary or Affiliated Company (provided that such termination of employment is a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”), as determined by the Committee), other than due to the Grantee’s death, and if (x) the Grantee is a “specified employee” within the meaning of Section 409A of the Code at the time of the Grantee’s termination of employment, and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A of the Code if paid to the Grantee on or within the six (6) month period following the Grantee’s Separation from Service, then the payment with respect to such accelerated Restricted Stock Units will not be made until the date that is six (6) months and one (1) day following the date of the Grantee’s Separation from Service, unless the Grantee dies during such six (6) month period, in which case, the shares of Stock with respect to such Restricted Stock Units will be paid to the Grantee’s estate as soon as practicable following Grantee’s death, subject to Section 7.
          (b) Accelerated Vesting Upon a Change of Control of Sysco. If the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units subject to this Award is accelerated upon a Change of Control of Sysco, and such Change of Control is not a “change in the ownership or effective control” or “change in the ownership of a substantial portion of the assets” of Sysco within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations, then such accelerated Restricted Stock Units shall not be paid until the applicable Vesting Date of such Restricted Stock Units, as set forth on the first page of this Agreement, or if earlier, the date of the Grantee’s death, Disability or Separation from Service from Sysco or any Subsidiary or Affiliated Company; provided however, that if the payment pursuant to this Section 5(b) is to be made upon Grantee’s Separation from Service and as of the date of Grantee’s Separation from Service Grantee is a “specified employee” within the meaning of Section 409A of the Code then payment of the shares of Stock with respect to the Restricted Stock Units subject to this Section 5(b) shall not be made until the date that is six (6) months and one day following the date of the Participant’s Separation from Service if earlier payment would result in the imposition of the additional tax under Section 409A of the Code.
     6. Dividend Equivalents. In the event that Sysco sets a record date for the payment of a dividend on its Stock from the date of this Agreement until the Award is fully vested, Grantee shall be entitled to receive with respect to the Restricted Stock Units, dividend equivalent amounts equal to the regular cash dividend payable to holders of the Company’s Stock (to the extent regular quarterly cash dividends are paid) as if the Grantee were an actual shareholder with respect to the number of shares of Stock equal to Grantee’s outstanding Restricted Stock Units (whether vested or unvested) (the “Dividend Equivalents”). Grantee’s right to Dividend Equivalents shall cease upon forfeiture or payment of the Restricted Stock Units pursuant to Section 4 or 5, as applicable. The aggregate amount of such Dividend Equivalents shall be held by the Company, without interest thereon, shall vest and be paid to the Grantee at the same time as the Restricted Stock Units to which such Dividend Equivalents relate vest and are paid in accordance with Sections 3 and 5. Dividend Equivalents paid on vested (but unpaid) Restricted Stock Units shall be paid at the same time as dividends paid to the holders of Company Stock.
     7. Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing shares of Stock will be issued to the Grantee (or amounts paid with respect to Dividend Equivalents, if any), unless and until satisfactory arrangements (as determined by the Committee) will have been made by the Grantee with respect to the payment of Federal, state, local or foreign income, employment and other taxes which the Committee determines must be withheld (“Tax Related Items”) with respect to the shares of Stock so issuable (or amounts to be paid with respect to Dividend Equivalents, if any). The Committee hereby allows Grantee, pursuant to such procedures as the Committee may specify from time to time, to satisfy such Tax Related Items, in whole or in part (without limitation) by one or more of the following: (a) paying cash; (b) electing to have the Company (or any Subsidiary or Affiliated Company) withhold otherwise deliverable shares of Stock having a Fair Market Value equal to the amount of the Tax Related Items required to be withheld; or (c) electing to have the Company (or any Subsidiary or Affiliated Company) withhold any amount of Tax Related Items from any wages or other cash compensation payable to Grantee by the Company (including, if applicable, any amounts paid with respect to Dividend Equivalents). If the obligation for Tax Related Items is satisfied by withholding a number of shares of Stock as described above, Grantee will be deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax Related Items due as a result of any aspect of the Restricted Stock Units. If the Grantee fails to make satisfactory arrangements for the payment of the Tax Related Items at the time any applicable Restricted Stock Units (and corresponding Dividend Equivalents, if any) are scheduled to vest, the Grantee will permanently forfeit such shares of Stock (and Dividend Equivalents, if any) and the shares of Stock will be returned to the Company at no cost to the Company.
     8. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Restricted Stock Units or in any Dividend Equivalents may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation or liability of Grantee to any other party other than as provided in Section 7. Neither the Restricted Stock Units nor

any accumulated Dividend Equivalents may be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.
     9. Limitation of Rights. The Restricted Stock Units do not confer upon Grantee or Grantee’s beneficiary, executors or administrators any rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Restricted Stock Units. This Award is not a promise that additional awards will be made to the Grantee in the future.
     10. Not an Employment Agreement. By accepting this Award, Grantee acknowledges and agrees that nothing in this Agreement (a) shall be deemed an offer of employment to Grantee; (b) shall interfere with or limit in any way the right of the Company, any Subsidiary or Affiliated Company to terminate Grantee’s employment at any time, or (c) shall confer upon Grantee any right to continue in employment of the Company, any Subsidiary or Affiliated Company.
     11. Notices. All notices delivered pursuant to this Agreement shall be in writing and shall be (a) delivered by hand, (b) mailed by United States certified mail, return receipt requested, postage prepaid, or (c) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications shall be directed to the following addresses (or to such other addresses as such parties may designate by notice to the other parties):

To Sysco:	Sysco Corporation
1390 Enclave Parkway
Houston, TX 77077-2099
Attention: Michael C. Nichols

To Grantee:	The address set forth in this Agreement
     12. Miscellaneous.
          (a) No Waiver. Failure by Grantee or Sysco at any time or times to require performance by the other of any provisions in the Agreement will not affect the right to enforce those provisions. Any waiver by Grantee or Sysco of any conditions or of any breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future.
          (b) Severability. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision.
          (c) Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas.

          (d) Amendments or Modifications. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought, except where specifically provided to the contrary herein.
          (e) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto.
          (f) Headings. The headings of each section of this Agreement are for convenience only.
          (g) Section 409A. This Agreement and the Restricted Stock Units, including Dividend Equivalents, if any, granted hereunder are intended to comply with, or otherwise be exempt from Section 409A of the Code. This Agreement and the Restricted Stock Units, including Dividend Equivalents, if any, shall be administered, interpreted and construed in a manner consistent with such Code section. Should any provision of this Agreement or the Restricted Stock Units, including Dividend Equivalents, if any, be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Committee and without requiring your consent (notwithstanding the provisions of Section 12(d)), in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A of the Code. Each amount payable under this Agreement as a payment upon vesting of a Restricted Stock Unit, including Dividend Equivalents, if any, is designated as a separate identified payment for purposes of Section 409A of the Code.
          (h) Entire Agreement. This Agreement, together with the Plan, contains the entire agreement of the parties hereto, and no representation, inducement, promise, or agreement or other similar understanding between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein or in the Plan.

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